Exhibit 1.9

TELESP S/A

VALUATION REPORT OF ACTUAL SHAREHOLDERS'
EQUITY AT MARKET VALUES

EXECUTIVE SUMMARY

December/2010

“Telesp and Vivo are Brazilian companies. Information distributed in connection with the proposed share merger and the related shareholder vote is subject to Brazilian disclosure requirements that are different from those of the United States. Any financial statements and financial information included herein is prepared in accordance with Brazilian accounting standards that may not be comparable to the financial statements or financial information of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the share merger, since the companies are located in Brazil and substantially all of their officers and directors are residents of Brazil. You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the companies may purchase shares of the companies otherwise than under the share merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction.”

TABLE OF CONTENTS

1. OBJECTIVE	2
2. COMPANY PRESENTATION	3
3. METHODOLOGY	4
4. PROCEDURES	6
1) Uniformity in the companies considered	6
2) Treatment of Premiums	6
3) Discount rate	6
4) Maturity	6
5) Current Assets	7
6) Long-Term Assets	7
7) Investments	8
8) Property and Equipment	8
9) Intangible Assets	9
10) Current Liabilities	9
11) Long-Term Liabilities	10
12) Minority Interest	10
13) Treasury Shares - Adjustment	10
5. INFORMATION BASE	11
6. SUBSEQUENT EVENTS	11
7. CONCLUSION	12
8. PLANCONSULT	13
9. STATEMENT OF RESPONSIBILITY	16
10. SUPPLEMENTS	18

1.	OBJECTIVE

PLANCONSULT Planejamento e Consultoria Ltda (“PLANCONSULT”) was contracted by TELECOMMUNICATIONS DE SÃO PAULO S/A - TELESP for conducting a valuation of the Company's Actual Shareholders' Equity at Market Values for the base date of December 31, 2010. This work is related to the corporate restructuring process and its purpose is the exchange of shares according to the rules governing the calculation of the substitution ratios of shares as stated in Article 264 of Law No. 6404 of December 15, 1976 and as amended by Law No. 9457 of May 5, 1997.

TELESP

2.	COMPANY PRESENTATION

1)	THE COMPANY

TELECOMUNICAÇÕES DE SÃO PAULO S/A. - Telesp is a publicly held corporation of unlimited duration and was incorporated under the laws of the Federative Republic of Brazil.

The Company directly and indirectly controls the companies A. Telecom S.A., Telefônica Data S.A., Telefônica Sistema de Televisão S.A., Aliança Atlântica Holding B.V., Companhia AIX de Participações, Companhia ACT de Participações, and Ajato Telecomunicações Ltda as shown in the corporate structure below:

Corporate Structure and Ownership

* The participation percentages are calculated based on total shares, excluding treasury shares.

TELESP

3.	METHODOLOGY

The methodology was applied to calculate the market value of TELESP's Actual Shareholders' Equity considering mainly the assets and liabilities recorded in the financial information reviewed by the Company's independent auditors in accordance with IBRACON's standards applicable to statements on the date base of December 31, 2010 as well as on the balance sheets provided by TELESP's subsidiaries.

This methodology is applicable for determining the market value of a particular company's assets and liabilities. Its application takes as its starting point the book values of the assets and liabilities and makes adjustments on many of these items in order to reflect their likely respective realization values.

The following procedures have been developed to do so:

•	Reading and analysis of balance sheets provided by the Company

•	Analysis of asset and liability accounts recorded in the Company's balance sheet in order to identify items susceptible to adjustments, as well as the calculation of their likely market values

•	Adjustment of the financial statements to their market values based on the result of our analyses

•	Calculation of the value of the Company's investments in its subsidiaries by the equity accounting method based on the market shareholders' equity of these subsidiaries

•	Calculation of the tax effects (income tax and social contribution) on the capital gains and capital losses resulting from this valuation

•	Calculation of the Company's shareholders' equity at market value (Supplement I).

The detailing of the procedures and above calculations is found in Chapter 4 of this report.

The methodology and scope of this study were to evaluate a company in motion, and therefore, except for costs and tax credits, any costs related to expenses normally incurred in the realization of assets or payment of liabilities, as well as those relating to bankruptcy or liquidation of companies such as severances, costs with litigation, and hiring of third parties (lawyers, advisers, etc.) were not considered in our calculations.

The methodology of the PLR (Portuguese abbreviation for Actual Shareholders' Equity) considers the market value of tangible assets, intangible assets (patents and trademarks, software, section/use rights) and liabilities adjusted to the market, but not considering the prospect of future profitability of the companies considered in this valuation.

The identification and valuation of liabilities not reported or not disclosed by TELESP's Board of Directors was also not the object of our report.

To carry out this work we evaluated the resources that make up the company's fixed assets. The valuation tasks were developed as follows:

TELESP

A.	ITEMS PURCHASED UP TO DECEMBER/2005

TELESP made available to PLANCONSULT the valuation report of assets for the base date of December 31, 2005. From this report, PLANCONSULT updated the replacement values (new value) for the base date of December 31, 2010, through economic indexes published monthly by FGV (Getúlio Vargas Foundation). With the information of remaining useful life of the valuation report for December 2005, PLANCONSULT determined the market values of the assets. TELESP also provided the write-offs that occurred identified with the date of acquisition and write-off date on the fixed assets between January 2005 and December 2010.

B.	ITEMS PURCHASED AFTER DECEMBER/2005

The book values (acquisition cost, accumulated depreciation, and residual value) for items purchased after December 2005 were updated through economic indexes published monthly by the Getúlio Vargas Foundation for the base date of 12/31/2010.

The resulting values of the evaluation were compared with the book values for the base date of 12/31/2010 and the variance between the market values and net book value is small (less than 1.5%). For valuation purposes, therefore, the net book value was considered as the market value.

TELESP

4.	PROCEDURES

Listed below are the main procedures adopted in the work done.

1)	Uniformity in the companies considered

The work performed for TELESP (and its subsidiaries and associated companies) followed the same principles and methodology.

We did not describe the meaning of each of the Asset and Liability Accounts (Capital Accounts) because TELESP (and its subsidiaries and associated companies) followed the Chart of Accounts (including their contents) set by ANATEL, the regulating organization for the telecommunications industry.

Some of the Asset and Liability accounts may have their original accounting values zeroed according to the balance sheets received from TELESP.

The market value is the result of calculating the Present Value of each Capital account taking into consideration the aging of each one of them and a discount rate equal to the company's cost of capital.

2)	Treatment of Premiums

The premiums are of use for TELESP (and its subsidiaries and associated companies). Because of this we considered these items at their book value when calculating the shareholders' equity of each of the Companies discussed in this report.

3)	Discount rate

Regarding the discount rate of the flow at present value of each capital account, this report adopted a weighted average cost of capital (WACC) of 12.28% per year in nominal reais as shown in SUPPLEMENT II considering that all existing values in the financial statements provided by TELESP are denominated in Brazilian currency (R$ - Reais). Furthermore, the capital structure and cost of debt used reflect the company's position on December 31, 2010.

4)	Maturity

Those accounts with the title "To Be Invoiced" were considered as having an average maturity of 15 days.

Based on that we considered the average maturities reported as follows: 15 days as 1-30 days, 45 days as 31 to 60, 75 days as 61 to 90, and so on. The balances of Accounts of Allowance for Doubtful Accounts are already set to the Present Value by the application of Law 11,638.

TELESP

5)	Current Assets

a)	Available Funds, Cash and Banks
The book values represent the market values and are already at Actual Present Value.

b)	Accounts receivable
The following items were considered to calculate the Market Value:
o
The aging of each of the Accounts and Sub-accounts provided by the Company. The accounts receivable were brought to Present Value by the discount rate explained in item 3 retro. The book value by conservative estimates was considered to represent the market values for allowance for doubtful accounts.

c)	Credits with Associated Companies
The book values represent the market values and are already at Actual Present Value.

d)	Financial Investments
The book values represent the market values and are already at Actual Present Value.

e)	Dividends/Interests on Equity
The book values accrued are already at Actual Present Value.

f)	Deferred and recoverable taxes
For the taxes that are adjusted by the Selic rate, the book values represent the Market Values and are already at Actual Present Value. When the adjustment by the Selic rate is not applicable, the book values represent the Market Values and are already at Actual Present Value.

g)	Other Amounts Recoverable
The book values represent the market values and are already at Actual Present Value.

h)	Inventories
The book values represent the market values and are already at Actual Present Value.

i)	Other Liquid Assets
The book values represent the market values and are already at Actual Present Value.

j)	Next Period Expenses
The book values represent the market values and are already at Actual Present Value.

6)	Long-Term Assets

a)	Accounts Receivable - LT
The book values represent the market values and are already at Actual Present Value.

TELESP

b)	Financial Investments - LT
The book values represent the market values and are already at Actual Present Value.

c)	Receivables from Associated Companies - LT
The book values represent the market values and are already at Actual Present Value.

d)	Deferred and recoverable taxes
The book values represent the market values and are already at Actual Present Value.

e)	Escrow Deposits
The book values represent the market values and are already at Actual Present Value.

f)	Surplus of Pension Plan
The book values represent the market values and are already at Actual Present Value.

g)	Other Amounts Recoverable - LT
The book values represent the market values and are already at Actual Present Value.

7)	Investments

•
Equity Pick-up: In cases of investments in subsidiaries, the accounting balances on the balance sheet of the Company's subsidiaries were adjusted to market value using the same criteria used for the Company. The amount recorded as the Company's investment in these associated companies was then adjusted based on the equity method of accounting taking as its base the shareholders' equity at the market of its subsidiaries. As mentioned earlier, for purposes of the interchange ratio, the total net premiums or discounts possibly recorded in the investment account maintained in the companies was considered.

•	Premium Reserves: Analogous to the procedure used in Equity Pick-up.

•	Other Sub-accounts
The book values already represent the market values and are already at Actual Present Value.

8)	Property and Equipment

The book values that already represent the Market Values were considered to calculate Market Value and they are already at Actual Present Value.

TELESP

9)	Intangible Assets

For the intangible assets, their respective accounting residual values were considered as market values.

10)	Current Liabilities

a)	Payroll, social charges, and benefits
The book values represent the market values and are already at Actual Present Value.

b)	Materials and Service Suppliers
The following items were considered to calculate the Market Value:
o	The aging of each of the Accounts and Sub-accounts provided by the Company.
o	The Discount Rate explained in item 3 retro to calculate the Present Value of the Accounts and Sub-accounts.

c)	Taxes on Income
The book values represent the market values and are already at Actual Present Value.

d)	Indirect Taxes
The book values represent the market values and are already at Actual Present Value.

e)	Loans and financing
To calculate the Market Value, the accrual provided by the Company was considered, which is already calculated at Market Values (MTM).

f)	Payables to Associated Companies
The book values represent the market values and are already at Actual Present Value.

g)	Consignment on behalf of Third Parties
The book values represent the market values and are already at Actual Present Value.

h)	Share of Net Income
The book values represent the market values and are already at Actual Present Value.

i)	Provision - Current Liabilities
The book values represent the market values and are already at Actual Present Value.

j)	Other Liabilities
The book values represent the market values and are already at Actual Present Value.

TELESP

11)	Long-Term Liabilities

a)	Payroll, social charges, and benefits
The book values represent the market values and are already at Actual Present Value.

b)	Taxes on Income - LT
The book values represent the market values and are already at Actual Present Value.

c)	Indirect Taxes - LT
The book values represent the market values and are already at Actual Present Value.

d)	Loans and financing - LT
To calculate the Market Value, the accrual provided by the Company was considered, which is already calculated at Market Values (MTM).

e)	Payables to Associated Companies
The book values represent the market values and are already at Actual Present Value.

f)	Provision - Non-Current Liabilities
The book values represent the market values and are already at Actual Present Value.

g)	Other Liabilities - LT
The book values represent the market values and are already at Actual Present Value.

h)	Deferred Income
The book values represent the market values and are already at Actual Present Value.

12)	Minority Interest

In this account there is an insignificant value of R$ 91.51 and its book value is considered as Market Value.

13)	Treasury Shares - Adjustment

The Company's own treasury shares should not be considered since they are related to the Shareholders' Equity account.

TELESP

5.	INFORMATION BASE

As a starting point, the financial information used was that reviewed by the independent auditors applicable to TELESP's balance sheets (and its subsidiaries and associated companies) on the base date of December 31, 2010.

The report was based on interviews with the Company's executives (and of its subsidiaries and associated companies) and management data, additional information written or verbal provided by TELESP, aging of accounts receivable and suppliers, controls of loan operations and hedges of debts, among others.

This report does not constitute as any audit of the financial statements used or any other information contained in this report and therefore should not be construed as such.

6.	SUBSEQUENT EVENTS

This valuation does not reflect events occurring after the date of issue of this report. Any relevant facts that have occurred between the valuation base date and the date when this document was issued were not made known to PLANCONSULT.

Until the date of this report's issuance, PLANCONSULT is unaware of any event that could substantially alter the outcome of this evaluation.

TELESP

7.	CONCLUSION

Based on the objective, scope, methodology, and data supplied by the Company, the market value of the Actual Shareholders' Equity on December 31, 2010 is R$ 11,692,493,933.04 (eleven billion, six hundred ninety-two million, four hundred ninety-three thousand, nine hundred and thirty-three reais and four centavos).

TELESP

8.	PLANCONSULT

PLANCONSULT is a leader in the valuation market of large telecommunication companies. Its focus is medium and large clients and it is specialized in Company Valuations and fixed assets. The company has a broad experience in this segment and a successful track record with its clients for over 35 years.

We have extensive experience in the valuation of large companies in which the set of assets covers a vast universe both in qualitative and quantitative terms. We would like to emphasize that in recent years we have carried out several company valuation studies.

PLANCONSULT is registered with several Brazilian government agencies for fixed asset valuations and economic-financial valuations of large companies, which have been renewed and are valid. We also have the tradition of our jobs being approved with CVM (Brazilian Securities Commission), SEC (Securities Exchange Commission - US), USGAAP, and IASC. Some examples are the jobs done for launching ADRs of VCP, OPA of CIMPOR, setting up the holding companies of TELEFONICA and Portugal Telecom in Brazil, and Valuation of Actual Shareholders' Equity at Market Value (PLR) of Vivo Participações, PERDIGÃO, BATAVIA, ELEVA.

The company continually invests in state-of-the-art technology, communication, and qualified staff in order to stay ahead in the market and always be known as the company with the highest quality in this sector.

We have the latest computer and telecommunications network that makes it possible for us to do our job quickly and safely. We also work with a mobile network and with our own hardware, software, and telecommunications system so that when necessary its forms a complete framework at the client's facilities. This setup streamlines the work, optimizes costs and results, and makes it possible for the customer to closely monitor the development of our work.

We have extensive experience in IT, the corporate business environment, in relational databases, and have a familiarity with communications between distinct environments, etc. Our facilities are equipped with high-end servers with a disk capacity exceeding 50 Tb along with back-up systems and automatic safety for more than 80 workstations. For the field work we also have mobile networks, servers, and notebooks operated by our field staff in order to meet the needs of our customers locally with maximum efficiency.

PLANCONSULT has in recent years done hundreds of valuations for several of the largest and most important companies in the country, and has presented them to government institutions such as Banco Nacional de Desenvolvimento Econômico S.A. Participações - BNDESPAR, Ministry of Finance, Internal Revenue Service, Securities and Exchange Commission - CVM, etc.

PLANCONSULT has served as consulting and assistance company for the privatization processes of companies under the terms of Law No. 91,991 of November 28, 1985 (valuation of companies and transfer of corporate control), having completed the valuation of several companies that have already been privatized (Banestado, Banespa, Usiminas, PQU Açominas, Celpav, Sibra, Banco Meridional, CESP, ELETROPAULO, and the 53 subsidiaries of the TELEBRÁS System).

It has also conducted services of technical-financial due diligence of companies, particularly to meet the needs of funding bodies such as the IADB (Inter-American Development Bank).

TELESP

PLANCONSULT's training, expertise, facilities, personnel, and computer systems that it has already developed and tested have given it the necessary and essential experience in the field of TELECOMMUNICATION COMPANIES. Below is a list of the valuations done for publicly held companies:

Privatization of the TELEBRÁS and CRT System
- TELEACRE - Telecomunicações do Acre S.A.
- TELASA - Telecomunicações de Alagoas S.A.
- TELAMAZON - Telecomunicações do Amazonas S.A.
- TELEAMAPÁ - Telecomunicações do Amapá S.A.
- TELEBAHIA - Telecomunicações da Bahia S.A.
- TELEBAHIA Celular S.A.
- TELECEARÁ - Telecomunicações do Ceará S.A.
- TELEBRÁS - Telecomunicações Brasileiras S.A.
- TELEBRASÍLIA - Telecomunicações de Brasília S.A
- TELEST - Telecomunicações do Espírito Santo S.A.
- TELEST Celular S.A.
- TELEGOIÁS - Telecomunicações de Goiás S.A.
- TELMA - Telecomunicações do Maranhão S.A.
- TELEMIG - Telecomunicações de Minas Gerais S.A.
- TELEMS - Telecomunicações do Mato Grosso do Sul S.A.
- TELEMAT - Telecomunicações do Mato Grosso S.A.
- TELEPARÁ - Telecomunicações do Pará S.A.
- TELPA - Telecomunicações da Paraíba S.A.
- TELPE - Telecomunicações de Pernambuco S.A.
- TELEPISA - Telecomunicações do Piauí S.A.
- TELEPAR - Telecomunicações do Paraná S.A.
- EMBRATEL - Empresa Brasileira de Telecomunicações S.A.
- TELERJ - Telecomunicações do Rio de Janeiro S.A.
- TELERJ Celular S.A.
- TELERN - Telecomunicações do Rio Grande do Norte S.A.
- TELERON - Telecomunicações de Rondônia S.A.
- TELAIMA - Telecomunicações de Roraima S.A.
- CRT – Companhia Riograndense de Telecomunicações
- CTMR - Companhia Telefônica Melhoramento e Resistência
- CRT Celular S.A.
- TELESC - Telecomunicações de Santa Catarina S.A.
- TELERGIPE - Telecomunicações de Sergipe S.A.
- CPqD - Centro de Pesquisa e Desenvolvimento - TELEBRÁS
- CTBC - Companhia Telefônica da Borda do Campo
- TELESP - Telecomunicações de São Paulo S.A.
- TELESP Celular S.A.

TELESP

Telefônica
- CETERP - Centrais Telefônicas de Ribeirão Preto S.A.
- CRT Celular S.A.
- CTBC - Companhia Telefônica da Borda do Campo
- TELEBAHIA Celular S.A.
- TELERGIPE Celular S.A.
- TELERJ Celular S.A.
- TELESP - Telecomunicações de São Paulo S.A.
- TELEST Celular S.A.

Tele Centro Sul Participações S/A – TCS (today, BRASIL TELECOM)
- Companhia Telefônica Melhoramento e Resistência – CTMR
- CRT – Companhia Riograndense de Telecomunicações
- Telecomunicações de Brasília S.A. - TELEBRASÍLIA
- Telecomunicações de Goiás S.A. - TELEGOIÁS
- Telecomunicações de Mato Grosso do Sul S.A. - TELEMS
- Telecomunicações de Mato Grosso S.A. – TELEMAT
- Telecomunicações de Rondônia S.A – TELERON
- Telecomunicações de Santa Catarina S.A. – TELESC
- Telecomunicações do Acre S.A. - TELEACRE
- Telecomunicações de Mato Grosso S.A. – TELEMAT
- Telecomunicações de Rondônia S.A – TELERON
- Telecomunicações de Santa Catarina S.A. – TELESC
- Telecomunicações do Acre S.A. - TELEACRE
- Telecomunicações do Acre S.A. – TELESC

Telesp Celular
- CETERP Celular S.A.
- GLOBAL TELECOM S.A.
- TELESP Celular S.A.

TIM
- Maxitel S.A.
- TIM Nordeste Telecomunicações S.A

VÉSPER
- VÉSPER S.A.
- VÉSPER SÃO PAULO S.A

PLANCONSULT has also done valuations of several publicly held companies in other sectors of the Brazilian economy, which have also been approved not only by the companies themselves but also by regulators, including CVM.

TELESP

9.	STATEMENT OF RESPONSIBILITY

1)
This Valuation Report of the Actual Shareholders' Equity at Market Value was prepared by PLANCONSULT for the process of exchanging shares according to the rules governing the calculation of the substitution ratios of shares as stated in Article 264 of Law No. 6404 of December 15, 1976 and as amended by Law No. 9457 of May 5, 1997.

2)
This report was prepared based on information provided by the Company's management as well as other publicly available information including the Company's financial statements audited or reviewed by ERNST YOUNG TERCO AUDITORES INDEPENDENTES S/S, while being sure that PLANCONSULT has taken all precautions and acted with high standards of diligence in order to request that the information provided by the company be true and consistent with those audited or reviewed. Nevertheless, there are no guarantees that such information is correct and complete.

3)
PLANCONSULT did not conduct any legal auditing or accounting process, neither did it investigate independently the information made available for the preparation of this Valuation Report. Thus, the impacts of any audit or investigation were not considered in this report and PLANCONSULT does not assume any responsibility for the truthfulness, accuracy, or extent of the information obtained.

4)
The information processed did not have its legal validity and force analyzed by PLANCONSULT as this kind of analysis is beyond its professional scope. Neither were the validity and enforceability of the liens on the Company's properties examined. However the figures for these liens were considered in our report.

5)
PLANCONSULT, therefore, does not assume any responsibility for matters of legal, engineering, or finance issues beyond those implicit in the exercise of its specific functions in the case, primarily established in laws, codes, or regulations.

6)
The Company's directors did not in any way protect, make difficult, or commit any act that compromised the access, use, or knowledge of the information relevant to the quality of the report, and they stated that all documents and/or other information existing for carrying out the work and the quality of the respective conclusions were made available to PLANCONSULT.

7)	PLANCONSULT states that it does not own any shares in the company object, nor do any of its controllers and people related to it, and neither do they exercise any discretionary management in it.

8)
PLANCONSULT declares that there is no conflict or community of interests, current or potential, with the parent company or with its minority stockholders, nor related to any other company involved, their respective partners, or regarding the actual process of exchanging shares.

9)	The Valuation Report did not considered any future benefits that a possible successful operation of exchanging shares might bring to them.

10)	The information contained herein reflects the company's financial and accounting conditions on 31/12/2010. Any change in these conditions may alter the results presented here.

TELESP

11)	This Valuation Report shall be used exclusively in connection with the operation of exchanging shares, properly informing the market through competent means.

12)	Analysis reports from other companies and sectors elaborated by PLANCONSULT and/or its affiliates may treat market assumptions in a different way than the approach for this Valuation Report.

13)	This Valuation Report may not be reproduced or published in whole or in part without the prior consent of PLANCONSULT.

14)	The base date of the Valuation Report is 12/21/2010.

São Paulo – Friday, March 25, 2011

PLANCONSULT Planejamento e Consultoria Ltda.
CORECON: RE/2849 - SP
CRA: E-1256 - SP
CREA: 21.973 - SP

/s/ EDGAR V. SALEM	/s/ EDGAR V. SALEM JR.	/s/ EDWARD DIAS MORENO
EDGAR V. SALEM	EDGAR V. SALEM JR.	EDWARD DIAS MORENO
CRA: 12.500 – SP CREA: 46.152 - SP	CRA: 82.986 – SP	CRC: 1SP064073/O-0

TELESP

10.	SUPPLEMENTS

SUPPLEMENT I - Balance Sheet - at market value

SUPPLEMENT II - Discount rate

TELESP

SUPPLEMENTS

TELESP

SUPPLEMENT A

Balance Sheet - at market value

TELESP

TELECOMUNICAÇÕES DE SÃO PAULO S.A. - TELESP

BALANCE SHEET (12/31/2010) Amounts in Reais

		PL	PLR
A S S E T S

***** Total Assets		20,871,197,566.89	20,881,194,453.69
**** Current Assets		5,270,724,134.24	5,278,232,318.71
*** Available Funds, Cash and Banks		1,089,088,597.46	1,089,088,597.46
***	Receivables	4,141,012,340.67	4,148,520,525.14
***	Next Period Expenses	40,623,196.11	40,623,196.11
****	Non-current Assets	15,600,473,432.65	15,602,962,134.97
***	Long-Term Assets	3,313,718,408.25	3,313,718,408.25
***	Investments	1,893,079,336.77	1,895,568,039.09
***	Property, Plant and Equipment	9,575,958,515.16	9,575,958,515.16
**	Intangible Assets	612,276,658.86	612,276,658.86
***	Deferred Assets	205,440,513.61	205,440,513.61

TELESP

TELECOMUNICAÇÕES DE SÃO PAULO S.A. - TELESP

BALANCE SHEET (12/31/2010) Amounts in Reais

		PL	PLR
LIABILITIES and SHAREHOLDERS' EQUITY
**** Total Liabilities		-9,202,470,375.64	-9,180,728,110.87

*** Current Liabilities		-6,288,920,677.18	-6,267,178,503.92
** Payroll, social charges, and benefits		-299,877,467.13	-299,877,467.13
**	Materials and Service Suppliers	-2,494,357,432.89	-2,472,615,259.61
**	Taxes on Income	-898,280,891.92	-898,280,891.92
**	Indirect Taxes	-929,828,594.23	-929,828,594.23
**	Loans and Financing	-420,412,119.41	-420,412,119.41
**	Payables to Associated Companies	-117,614,830.55	-117,614,830.55
** Consignment on behalf of Third Parties		-159,634,872.49	-159,634,872.49
**	Share of Net Income	-450,896,919.13	-450,896,919.13
**	Provisions - current liabilities	-240,212,834.73	-240,212,834.73
**	Other Liabilities	-277,804,714.70	-277,804,714.72
*** Non-current Liabilities		-2,913,549,698.46	-2,913,549,698.46
** Payroll, social charges, and benefits - LT		-10,667,483.62	-10,667,483.62
**	Taxes on Income - LT	-371,936,069.00	-371,936,069.00
**	Indirect Taxes - LT	-26,787,352.96	-26,787,352.96
**	Loans and Financing - LT	-1,405,313,886.45	-1,405,313,886.45
**	Payables with Associated Companies - LT	-17,140,345.07	-17,140,345.07
**	Provisions - non-current liabilities	-644,084,792.57	-644,084,792.57
**	Other Liabilities - LT	-437,619,768.79	-437,619,768.79
**	Deferred Income	0.00	0.00
*	Deferred Revenues	0.00	0.00
**	Minority Interest	91.51	91.51
* In the capital of subsidiaries		91.51	91.51
*** Shareholders' Equity & Funds for Capitalization		-11,668,727,282.76	-

**	Shareholders' Equity	-11,667,113,734.52	-
*	Capital	-6,575,479,854.14	-
*	Capital Reserves	-2,751,280,471.45	-
*	Revenue Reserves	-659,555,634.33	-
*	Asset Valuation	-4,416,956.19	-
*	Retained Earnings	704,736,439.98	-
*	Income for Year	-2,398,836,090.74	-
*	Treasury Shares - Adjustment	17,718,832.35	-
**	Funds for Capitalization	-1,613,548.24	-
*	Contribution to Expansion	-214,487.91	-
*	Other Funds for Capitalization	-1,399,060.33	-

Total Shareholders' Equity		-11,668,727,191.25	-11,692,493,933.04

Total Liabilities and Shareholders' Equity		(20,871,197,566.89)	(20,873,222,135.41)

		PL	11,668,727,191.25
		INITIAL PLR	11,700,466,251.31
		Difference for tax purposes	-29,428,666.60
		Income Tax and Social Contribution (34%)	-10,005,746.65
		Tax Debit	(R$ 7,972,318.27)
		FINAL PLR	R$ 11,692,493,933.04

TELESP

SUPPLEMENT B

Discount rate

TELESP

WACC TELESP - R$
D / D+E	13.5%
E / D+E	86.5%
Average unleveraged beta (E)	0.3
T	34%
Releveraged beta	0.36
Rm - Rf	5.2%
Rf	11.2%
Nominal Ke	13.1%
Nominal Kd	11.0%
Nominal WACC	12.28%